U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   ComVest Capital Partners LLC
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   (Last)               (First)                 (Middle)


   830 Third Avenue
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                                    (Street)

   New York, New York 10022
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   March 16, 2000
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   U.S. Wireless Data, Inc. (NASDAQOTC: USWDA)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|_|   Director                             |X|   10% Owner
|_|   Officer (give title below)           |_|   Other (specify below)

            ________________________________________
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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check applicable line)

   |_| Form filed by One Reporting Person

   |X| Form filed by More than One Reporting Person

================================================================================

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                          7,920,000                   D                    (1)
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

* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses: (1) Michael S. Falk ("Falk"), Robert Priddy ("Priddy") and Keith Rosenbloom ("Rosenbloom") are the Managers and principal members of ComVest Capital Partners LLC ("ComVest"). Each of Falk, Priddy and Rosenbloom disclaim beneficial ownership of the shares of common stock held by ComVest other than that portion which corresponds with each of their membership interest in ComVest.

ComVest Capital Partners LLC


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      ** Signature of Reporting Person                            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                           JOINT FILER INFORMATION

Name:                    ComVest Capital Partners LLC
                         830 Third Avenue
                         New York, New York 10022

Designated Filer:        ComVest Capital Partners LLC

Issuer & Ticker Symbol:  U.S. Wireless Data, Inc. (NASDAQOTC: USWDA)

Date of Event Requiring: March 16, 2000

Signature:
                         By: __________________________________
                                  Keith Rosenbloom, Manager


Name:                    Michael S. Falk
                         830 Third Avenue
                         New York, New York 10022

Designated Filer:        ComVest Capital Partners LLC

Issuer & Ticker Symbol:  U.S. Wireless Data, Inc. (NASDAQOTC: USWDA)

Date of Event Requiring: March 16, 2000


Signature:               ____________________________________
                                 Michael S. Falk


Name:                    Keith Rosenbloom
                         830 Third Avenue
                         New York, New York 10022

Designated Filer:        ComVest Capital Partners LLC

Issuer & Ticker Symbol:  U.S. Wireless Data, Inc. (NASDAQOTC: USWDA)

Date of Event Requiring: March 16, 2000


Signature:               ____________________________________
                                  Keith Rosenbloom

Name:                    Robert Priddy
                         RMC Capital
                         1640 Powers Ferry, Suite 125
                         Marietta, Georgia 30067

Designated Filer:        ComVest Capital Partners LLC

Issuer & Ticker Symbol:  U.S. Wireless Data, Inc. (NASDAQOTC: USWDA)

Date of Event Requiring: March 16, 2000


Signature:               _____________________________________
                                   Robert Priddy